Flex Tax and Consulting Group (Flex-Tax, Inc.)

P: (415) 860-6288 | F: (415) 688-2297 |E: info@flextcg.com

1160 Battery Street, East Building, Suite 100, San Francisco, CA 94111

June 6th, 2025

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Ark7 Properties Advance LLC

To Whom It May Concern:

We have been furnished with a copy of the response to Item 6 of Form 1-K for the Change in Certifying Accountant that occurred on June 6th, 2025, to be filed by our former client Ark7 Properties Plus LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Flex-Tax, Inc.